Exhibit 99.1

PRESS RELEASE



                         WARWICK COMMUNITY BANCORP, INC.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

Warwick, New York, October 17, 2000 -- Warwick Community Bancorp, Inc. ("Company") (NASDAQ: WSBI) announced today that its Board of Directors has adopted a Shareholder Rights Plan and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of the Company's common stock.

The Rights are designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze- outs and other abusive tactics to gain control of the Company without paying all shareholders a fair price. The Rights will not prevent the Company from being acquired, but should encourage a potential acquiror to negotiate any proposed transaction in advance with the Company's Board of Directors, which has the responsibility to act in the best interests of all shareholders. The Rights Plan was not adopted in response to any specific event, and the Company's Board of Directors is not aware of any person or group that is seeking to acquire control of the Company.

Initially, the Rights will not be exercisable and will transfer with and only with the shares of common stock. The Rights will be exercisable and separately transferable 20 business days after (a) a person or group of persons acquires 10% or more of the Company's common stock ("Acquiring Person") or (b) a person or group of persons announces a tender offer, the consummation of which would result in ownership by a person or group of 10% or more of the Company's common stock. Once exercisable, each Right will entitle shareholders to buy a one one-hundredth interest in a share of a new series of preferred stock of the Company, at an exercise price of $50.00.

If any person or group becomes an Acquiring Person, each Right will entitle its holder (other than such Acquiring Person) to purchase (in lieu of a one one-hundredth interest in a share of preferred stock), at the then-current exercise price of the Right, a number of shares of common stock of the Company having a market value equal to twice the exercise price of the Right. Additionally, if the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the then-current exercise price, a number of shares of common stock of the acquiring company having a market value at that time equal to twice the exercise price of the Right. The Company may redeem the Rights at any time before a person or group becomes an Acquiring Person.

The Rights dividend distribution will be payable to shareholders of record on November 1, 2000. The Rights will expire ten years later on November 1, 2010. The distribution of the Rights is not taxable to shareholders. A letter regarding the Rights Plan and a summary of its terms will be mailed to shareholders in November, 2000.

The Company is the holding company for The Warwick Savings Bank, a New York State chartered stock savings bank, and The Towne Center Bank, a New Jersey State chartered commercial bank. The Warwick Savings Bank maintains its headquarters in Warwick, New York, and operates additional branches in Monroe, Woodbury, Wallkill and Newburgh, New York. The Towne Center Bank maintains its headquarters in Lodi, Bergen County, New Jersey. Both banks' deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation.